Exhibit 10.8

Beijing QIYI Century Science & Technology Co., Ltd.

(as Pledgee)

and

GENG Xiaohua

(as Pledgor)

Regarding 100% of the shares in Beijing iQIYI Science & Technology Co., Ltd.

Amended and Restated SHARE PLEDGE AGREEMENT

January 30, 2013

Amended And Restated Share Pledge Agreement

This amended and restated Share Pledge Agreement (this “Agreement”) is exectued by the following parties in Beijing on January 30, 2013:

Pledgee:

Party A: Beijing QIYI Century Science & Technology Co., Ltd.

Registered address: Floor 10 & 11, 2 Haidian North First Street, Haidian District, Beijing

Pledgor:

Party B: GENG Xiaohua

Domicile: ******

Whereas,

1.	Party A is a wholly foreign owned enterprise incorporated in Beijing, the People’s Republic of China (“China”).

2.	Party B is a citizen of China, holding 100% of the shares in Beijing iQIYI Science & Technology Co., Ltd. (“IQIYI”) (former Beijing Xinlian Xinde Advertisement Media Co., Ltd.). IQIYI is a limited liability company incorporated in Beijing, China.

3.	Party A and Party B entered into an Amended and Restated Loan Agreement (“Loan Agreement”) on January 30, 2013 whereby Party A has provided Party B with an interest-free loan of RMB twenty seven million (RMB 27,000,000.00) (the “Loan”), and Party B has received payment of the Loan and has obtained 100% of the shares in IQIYI;

4.	Party A and IQIYI entered into the Exclusive Technology Consulting and Service Agreement dated December 1, 2011 (“Service Agreement”) on February 15, 2012, the term of which is ten years. According to the Service Agreement, IQIYI shall pay Party A technology consulting and service fee (“Service Fee”) for the service provided by Party A.

5.	Party A and Party BDefault Notice entered into the Share Pledge Agreement dated December 1, 2011 (“Original Share Pledge Agreement”) on February 15, 2012;

6.	To guarantee Party B’s performance of his/her obligations under the entrusted loan arrangement(s), and guarantee that Party A will receive payment of Service Fee from IQIYI owned by Party B, Party B is willing to pledge his/her shares in IQIYI to secure payment of the Loan and Service Fee. The Pledgee and the Pledgor intend to amend and restate the Original Share Pledge Agreement.

Therefore, the Pledgor and Pledgee enter into this Agreement according to the following provisions upon consensus through friendly negotiation.

1.	Definitions

Unless this Agreement provides otherwise, the following terms shall have meaning below:

1.1	“Pledge” means the content set forth in Article 2 hereof.

1.2	“Shares” means all the shares held by the Pledgor legally in IQIYI.

1.3	“Pledge Ratio” means the ratio between the value of the Pledge hereunder and the total of the Service Fee and the Loan.

1.4	“Pledge Term” means the period set forth in Article 3.2 hereof.

1.5	“Principal Agreements” means the Service Agreement and the agreement(s) under the entrusted loan arrangement(s).

1.6	“Default Event” means any circumstances set forth in Article 7.1 hereof.

1.7	“Default Notice” means the notice sent by the Pledgee according hereto to announce any Default Event.

2.	Pledge

The Pledgor creates a pledge over all his/her shares in IQIYI in favor of the Pledgee, to secure performance of (i) all debts under the entrusted loan arrangement(s), and (ii) all debts under the Service Agreement. “Pledge Right” means the right enjoyed by the Pledgee to convert the Shares into money, auction or sell the Shares and to have priority in payment from the proceeds obtained from disposal of the Shares.

3.	Pledge Ratio and Pledge Term

3.1	Pledge Ratio

The pledge ratio of the Pledge is 100%.

3.2	Creation and Term of the Pledge

3.2.1	The Pledge hereunder is created when it is recorded in the register of members of IQIYI, and registered with the competent industrial and commercial administrative authority.

3.2.2	The pledge term hereunder expires when all the debts under the Principal Agreements become due, then Party A shall have the right to rescind or terminate this Agreement.

3.2.3	During the Pledge Term, if the Pledgor fails to perform any obligation under the entrusted loan arrangement(s) or fails to pay any Service Fee under the Service Agreement, the Pledgee has the right to dispose of the Pledge Right according to this Agreement.

4.	Custody of Pledge Certificate

4.1	During the pledge term hereunder, the Pledgor shall deliver the capital contribution certificate regarding the shares in IQIYI to the Pledgee for the custody within one (1) week after execution of this Agreement.

4.2	The Pledgee has the right to collect dividends of the Shares during the term of this Agreement.

5.	Representations and Warranties of the Pledgor

5.1	The Pledgor is the legal owner of the Shares, and he/she has duly approved the share pledge hereunder through a resolution of shareholders’ meeting (see Schedule 2).

5.2	The Pledgor has not created any other pledge or right over the Shares other than the Pledge created in favor of the Pledgee.

6.	Representations and Warranties of the Pledgee

6.1	During the existence of this Agreement, the Pledgor undertakes that in the interest of the Pledgee, he/she will

6.1.1	not transfer his/her Shares or create or permit existence of any pledge that may affect the Pledgee’s right or interest, without prior written consent of the Pledgee;

6.1.2	comply with and perform the provisions of all the laws and regulations relating to rights pledge, and will present any notice, order or advice issued or made by any competent authority to the Pledgee within five (5) days after receiving such notice, order or advice, and shall follow such notice, order or advice, or raise objection or statement on the above matter at reasonable request of the Pledgee or with consent of the Pledgee;

6.1.3	promptly notify the Pledgee of any event or notice that may affect the Pledgor’s Shares or other right, or any event or notice received that may change any security or obligation created hereunder or have other effect.

6.2	The Pledgor agrees that the Pledgee’s exercise of the pledge right hereunder according to the provisions hereof shall not be interrupted or prevented by the Pledgor or his/her successors or principals or other persons through any legal procedure.

6.3	The Pledgor warrants to the Pledgee that to protect or perfect the security hereunder for the obligations of repaying the Loan and paying Service Fee, he/she will execute and procure other parties interested in the pledge right to execute any right certificates or deeds, and/or conduct and procure other parties interested to conduct any acts, in good faith, which are required by the Pledgee, and shall provide convenience for the exercise of rights or authorities granted by this Agreement to the Pledgee.

6.4	The Pledgor undertakes to the Pledgee that he/she will sign any change document of Shares certificate (if applicable and necessary) with the Pledgee or its designated person (natural person or legal person), and provide the Pledgee with all notices, orders and decisions regarding the Pledge it deems necessary.

6.5	The Pledgor undertakes to the Pledgee that he/she will comply with and perform all warranties, covenants, agreements, representations and conditions in the interest of the Pledgee. If the Pledgor fails to perform the warranties, covenants, agreements, representations and conditions in whole or in part, it shall compensate the Pledgee for all losses thus caused.

6.6	During the term of this Agreement, the Pledgor will not carry out any act or forbearance that may affect value of the pledged Shares, and shall maintain and increase such value. If any event occurs which may reduce the value of the pledged Shares or affect the Pledgor’s performance of any obligation hereunder, the Pledgor shall promptly notify the Pledgee, and at the request of the Pledgee provide other property security satisfactory to the Pledgee regarding the reduced amount of the pledged Shares.

6.7	Subject to applicable laws and regulations, the Pledgor shall carry out, and use the best efforts to actively cooperate with the Pledgee to carry out all registrations, filings and other procedures with respect to the Share Pledge required by the laws and regulations.

7.	Default Events

7.1	The following events shall be deemed Default Events:

7.1.1	The Pledgor fails to perform any obligation under the entrusted loan arrangement(s) or the supplemental agreement(s);

7.1.2	IQIYI fails to fully pay any Service Fee under the Service Agreement or perform other related obligation;

7.1.3	Any representation or warranty made by the Pledgor in Article 5 hereof is materially misleading or wrong, and/or the Pledgor breaches any warranty in Article 5 hereof;

7.1.4	The Pledgor breaches any covenants in Article 6 hereof;

7.1.5	The Pledgor breaches any other provisions hereof;

7.1.6	The Pledgor abandons the pledged shares, or without written consent of the Pledgee transfers the pledged Shares;

7.1.7	Any loan, security, indemnity, covenant or other repayment liability of the Pledgor to others (1) is requested to be repaid or performed early for any breach; or (2) becomes due but is unable to be repaid or performed, and thus causes the Pledgee to believe that the Pledgor’s ability to perform its obligations hereunder has been impaired;

7.1.8	IQIYI fails to repay any general debt or other indebtedness;

7.1.9	This Agreement becomes illegal, or the Pledgor cannot perform any obligation hereunder for any reason other than force majeure;

7.1.10	Any adverse change occurs to any property owned by the Pledgor, which causes the Pledgee to believe that the Pledgor’s ability to perform its obligations hereunder has been impaired;

7.1.11	IQIYI’s successor or administrator can perform only part of the payment obligation under the Service Agreement or refuses to perform the payment obligation;

7.1.12	Default caused by the breach of this Agreement by any act or forbearance of the Pledgor.

7.2	If the Pledgor knows or finds that any event set forth in Article 7.1 or any matter that may cause such event to have occurred, he/she shall immediately notify the Pledgee in writing.

7.3	Unless the Default Event set forth in Article 7.1 has been resolved satisfactory to the Pledgee, the Pledgee may send notice of default to the Pledgor in writing at any time on or after occurrence of the Default Event, requesting the pledger to immediately pay any outstanding amount or other payable amount under the Service Agreement or the entrusted loan arrangement(s), or dispose of the Pledge according to Article 8 hereof.

8.	Exercise of Pledge Right

8.1	Before the Service Fee under the Service Agreement is fully paid, or before the obligations under the entrusted loan arrangement(s) and the supplemental agreement(s) are fully performed, whichever is later, the Pledgor may not transfer the pledged Shares without written consent of the Pledgee.

8.2	When exercising the pledge right, the Pledgee shall issue a Default Notice to the Pledgor.

8.3	Subject to the provisions of Article 7.3, the Pledgee may exercise its right to dispose of the pledge right when or after the default notice is sent according to Article 7.3

8.4	The Pledgee has the right to convert the Shares into money, auction or sell the Shares and to have priority in payment from the proceeds obtained from disposal of the Shares, until the Service Fee under the Service Agreement and the outstanding amount or other payable amount owed by the Pledgor under the entrusted loan arrangement(s) are fully paid.

8.5	When the Pledgee disposes of the pledge right according to this Agreement, the Pledgor may not set any obstacle, and shall provide necessary assistant to realize the pledge right.

9.	Transfer

9.1	The Pledgor has no right to gift or transfer any rights or obligations hereunder without the Pledgee’s prior written consent.

9.2	This Agreement shall bind the Pledgor and its successor or heir, and inure to the benefit of the Pledgee and its successor, heir or permitted assigns.

9.3	The Pledgee may transfer all or any rights and obligations under the Service Agreement, the entrusted loan arrangement(s) and the supplemental agreement(s) to its designated person (natural or legal person) at any time to the extent permitted by laws. In such case, the transferee shall enjoy and assume such rights and obligations enjoyed and assumed by the Pledgee hereunder, as if it is a party to this Agreement. When the Pledgee transfers any rights and obligations under the Service Agreement, the entrusted loan arrangement(s) and the supplemental agreement(s), it only needs to send written notice to the Pledgor, and the Pledgor shall sign relevant agreement and/or document relating to the transfer at the request of the Pledgee.

9.4	When the Pledgee is changed owing to transfer, the new parties to the pledge shall sign another pledge contract.

10.	Effectiveness and Term

This Share Pledge Agreement becomes effective on the date first written above on which the pledge should be recorded in the shareholder’s register of the company. This Agreement once effective shall replace the Original Share Pledge Agreement entered into by both parties.

11.	Termination

The pledge hereunder shall expire when all the debts under the Principal Contract become due, at that time Party A shall have the right to rescind or terminate this Agreement. When this Agreement is terminated, the Pledgee shall cancel or rescind this Agreement as soon as reasonably practicable.

12.	Formality Fee and Other Expenses

12.1	All the costs and expenses relating to this Agreement, including but not limited to legal costs, cost of production, stamp duty and other taxes and expenses, shall be borne by the Pledgor. If the Pledgee is required to pay relevant taxes and expenses according to law, the Pledgor shall indemnify fully the taxes and expenses paid by the Pledgee.

12.2	If the Pledgor fails to pay any taxes or expenses according hereto, if the Pledgee recovers any taxes or expenses from the Pledgor by any means or in any ways for other reason, the Pledgor shall assume all costs thus caused, including but not limited to various taxes, formality fees, management fees, litigation costs, attorney’s fees and various insurance premiums for handling the pledge right.

13.	Force Majeure

13.1	“Force Majeure” means any events that are beyond the reasonable control of either party and are unavoidable event the affected party takes reasonable care, including but not limited to government acts, change of laws, Acts of God, fire, explosion, storm, flood, earthquake, tide, lightening, or war. However, insufficiency of creditworthiness, fund or financing shall not be deemed an event beyond either party’s reasonable control. The party affected by force majeure event shall notify promptly the other party of such event.

13.2	When performance of this Agreement is delayed or prevented by any Force Majeure event defined in the above paragraph, the party affected by the event is not required to assume any liability hereunder to the extent of such delay and prevention. The affected party shall take appropriate measures to mitigate or eliminate the effect of the event, and shall try to resume performance of the obligation delayed or prevented by the event. Once the effect of the force majeure event is eliminated, the parties agree to use their best efforts to resume performance of this Agreement.

14.	Confidentiality

The parties acknowledge and confirm that any oral or written information communicated with each other regarding this Agreement is confidential information. The parties shall keep such information confidential, and may not disclose such information to any third person without written consents of the other party, except (a) Any information that has been known or will be known to the public (not through any disclosure of the receiving party to the public); (b) Any information disclosed according to the requirements of applicable laws and stock exchange rules; or (c) Any information disclosed to either party’s legal or financial consultant with respect to the transaction contemplated hereunder, who is required to perform similar obligation of confidentiality to those specified herein. Any disclosure by any employee or engaged institution of either party shall be deemed disclosure by such party, and such party shall assume the liability for breach of contract according to this Agreement.

15.	Dispute Resolution

15.1	This Agreement shall be governed by and interpreted according to the laws of China.

15.2	When the parties have any dispute relating to interpretation or performance of any provision hereof, they shall negotiate in good faith to resolve such dispute. If the parties fail to reach an agreement, either party may submit the dispute to China International Economic and Trade Arbitration Commission to arbitrate according to the arbitration rules then in effect. The place of arbitration shall be Beijing; the language used in the arbitration shall be Chinese. The arbitration award is final and has binding force upon the parties.

16.	Notice

Any notice of each party hereto for exercise and performance of rights and obligations hereunder shall be made in writing and sent to the following addresses. If the notice is sent by personal delivery, it shall be deemed served when it is actually delivered. If the notice is sent by telex or fax, it shall be deemed served when it is sent; if it is not sent on a business day or in business hours, it shall be deemed served on the next business day. The addresses shall be those set forth on the first page hereof or other addresses notified by the parties in writing from time to time. “Writing” includes fax and telex.

Party A: Beijing QIYI Century Science & Technology Co., Ltd.

Address: Floor 10 & 11, 2 Haidian North First Street, Haidian District, Beijing

Fax:

Tel:

Party B: GENG Xiaohua

Address: ******

Fax:

Tel:

17.	Entire Contract

Notwithstanding Article 10 hereof, the parties acknowledge that this Agreement once effective shall constitute the entire agreement and understanding between them with respect to the subject matter hereof, and shall replace all oral and/or written agreements and understandings concluded by the parties with respect to the subject matter hereof.

18.	Severability

If any provision hereof is decided invalid, or unenforceable for violating any laws, the provision shall be deemed in valid in the jurisdiction where the laws are applied, and shall not affect the legal validity of other provisions hereof.

19.	Schedules

The schedules hereto are an integral part hereof.

20.	Amendment and Supplementation

20.1	The parties shall amend or supplement this Agreement in writing. Any amendment to or supplemental agreement(s) of this Agreement duly signed by the parties constitute a part of this Agreement, and have the same legal force as this Agreement.

20.2	Any amendment to, supplementation of or modification of this Agreement shall be made in writing and become effective after the parties sign and seal.

21.	Counterparts

This Agreement is written in Chinese in four counterparts. Each party shall hold one counterpart, and the other two counterparts will be used for Share Pledge registration. All counterparts have equal legal force.

[The remainder of this page is intentionally left blank.]

[Signature Page]

IN WITNESS WHEREOF, the Parties have signed or caused this Agreement to be signed by their respective legal or authorized representatives on the first date written above.

Pledgee: Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

Legal/Authorized Representative: /s/ Gong Yu

Pledgor:     Geng Xiaohua

By:     /s/ Geng Xiaohua

Schedules:

1.	Register of Members of Beijing iQIYI Science & Technology Co., Ltd.;

2.	Shareholders’ resolution of Beijing iQIYi Science & Technology Co., Ltd..

Schedule 1

Beijing iQIYI Science & Technology Co., Ltd.

Register of Members

January 30, 2013

Name of shareholder	Contribution amount; shareholding percentage	Information of shareholder	remarks
GENG Xiaohua	RMB 27 million 100%	Nationality: China ID No.: *** Address: *** Contact information:	The shareholder pledges all his/her shares in the company in favor of Beijing QIYI Century Science &Technology Co., Ltd., effective from November 23, 2012, until the all the debts under the Principal Agreements become due.

Schedule 2

Beijing iQIYI Science & Technology Co., Ltd.

Shareholder’s Resolution

In connection with the Amended and Restated Share Pledge Agreement entered into between the shareholder of the Beijing iQIYI Science & Technology Co., Ltd. (the “Company”) and Beijing QIYI Century Science &Technology Co., Ltd. on January 30, 2013, the shareholders’ meeting of the Company resolves as follows:

Approve the shareholder of the Company pledge his/her Shares in the Company in favor of Beijing QIYI Century Science &Technology Co., Ltd..

This resolution is signed and delivered by the following shareholder on January 30, 2013.

Shareholder: GENG Xiaohua

/s/ GENG Xiaohua